Exhibit 10.38

DESCRIPTION OF EMPLOYMENT ARRANGEMENT WITH MARTINA HUND-MEJEAN

MasterCard Incorporated (the “Company”) and Martina Hund-Mejean executed an employment offer letter dated October 11, 2007 (the “Offer Letter”) in connection with her appointment as Chief Financial Officer of the Company and of MasterCard International Incorporated (“MasterCard International”), effective November 15, 2007 (the “Effective Date”). Pursuant to the Offer Letter, Ms. Hund-Mejean:

•	serves as Chief Financial Officer of the Company effective as of the Effective Date, and is employed at will by the Company;

•	receives an annual base salary of $500,000 per year;

•

received a lump sum cash sign-on award of $1,225,000 payable within 60 days of the Effective Date, which is subject to repayment by Ms. Hund-Mejean within 30 days of her termination of employment, if her employment ends as a result of a voluntary resignation or termination for Cause (as defined in the Offer Letter) within 18 months of commencing employment;

•	is eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) and will receive, in the first quarter of 2008, a grant for the 2008 cycle of $1,000,000 under the LTIP;

•

subject to approval by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”), received a one-time restricted stock unit grant with a fair market value of $3,000,000 on the grant date pursuant to the LTIP, which will vest after three years if Ms. Hund-Mejean remains employed by the Company on such date;

•

subject to approval by the Compensation Committee, received a stock option grant of 10,000 shares of the Company’s Class A common stock pursuant to the LTIP, which will vest ratably over a four-year period; and

•	became eligible to participate in the Company’s Senior Executive Annual Incentive Compensation Plan as of January 1, 2008.

If Ms. Hund-Mejean, within the first twelve months of her employment, is terminated without Cause (as defined in the Offer Letter) or terminates her employment for Good Reason (as defined in the Offer Letter), then she will receive severance in accordance with the terms of the MasterCard International Incorporated Severance Plan in effect at the time of such termination, or she will receive two years’ base pay plus two years’ target bonus, whichever is greater. She will receive severance and bonus as described in the previous sentence if she is terminated without Cause or she terminates for Good Reason and such termination occurs either six months prior to or two years after a Change in Control (as defined in the Offer Letter). After the first twelve months of her employment, if Ms. Hund-Mejean is terminated without Cause or she terminates for Good Reason, she will receive the greater of: (i) two years base pay plus target bonus prorated for her service in the year of termination or (ii) an amount specified in an employment agreement to be provided to her within the first twelve months of her employment. The severance payments would be subject to Ms. Hund-Mejean’s execution of an agreement and release which includes a non-compete agreement.